Confidential

LETTER AGREEMENT
This Letter Agreement is effective as of [__], 2015, by and between Atmel Corporation (together with its successors and assigns, the “Company”), and the undersigned officer of the Company (“Executive”). In consideration of Executive’s efforts to facilitate the execution, integration and management of the potential transaction being considered by the Company, this Letter Agreement sets forth an agreement between Executive and the Company regarding the treatment of taxes under Section 4985 of the Internal Revenue Code (the “Code”) that could become payable by Executive as a result of the potential transaction, even though the potential transaction is not expected, designed or intended to result in any tax under Section 4985 of the Code.
1. If the Company, the Accountants or the Internal Revenue Service determines that any “specified stock compensation” (within the meaning of Section 4985(e) of the Code) payable or paid by the Company (or any member of its “expanded affiliated group” as defined in Section 4985(e)(4) of the Code) to or for the benefit of Executive or a member of such individual’s family (within the meaning of Section 4985(a) of the Code) is subject to the excise tax imposed by Section 4985 of the Code (including any interest, penalties or additions to tax relating thereto) (the “4985 Excise Tax”), then the Company shall pay to Executive by wire transfer in immediately available funds, or directly remit to the applicable tax authority, no later than ten (10) business days prior to the date the 4985 Excise Tax is required to be paid by Executive, an additional amount (the “4985 Gross-up Payment”) equal to the sum of (a) the 4985 Excise Tax payable by Executive; plus (b) the amount necessary to put Executive in the same net after-tax position (taking into account any and all applicable federal, state, local and foreign income, employment, excise and other taxes (including the 4985 Excise Tax and any income and employment taxes imposed on the 4985 Gross-up Payment pursuant to Section 4985(f)(2) or any other provision of the law)) that Executive would have been in if Executive had not incurred any liability for taxes under Section 4985 of the Code. All payments to Executive under this Letter Agreement shall be made in U.S. dollars.
2. Unless Executive and the Company otherwise agree in writing, any determination required under this Letter Agreement shall be made in writing by the Company’s nationally recognized United States independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Letter Agreement, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 4985 of the Code. The Accountants shall provide detailed supporting calculations to the Company and Executive as requested by the Company or Executive at least 60 days prior to the date the 4985 Excise Tax is required to by paid by Executive or withheld by the Company. Executive and the Company shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Letter Agreement. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Letter Agreement. The Company and the Accountants shall agree to maintain the confidentiality of any personal tax or other information provided by Executive in connection with this Agreement.
3. In the event that it is subsequently claimed by the Internal Revenue Service or other agency that the 4985 Excise Tax required to be paid by Executive is greater than the amount previously determined by the Accountants, the Company shall promptly pay to Executive, or directly remit to the applicable tax authority, such additional 4985 Gross-up Payment relating to such increased 4985 Excise Tax (including, for the avoidance, of doubt, any additional interest, penalties or additions thereto), as well as prompt reimbursement for reasonable legal, accounting and other related costs and expenses (collectively, the “Additional Third Party Costs”) incurred by Executive in connection with the calculation of the 4985 Excise Tax and 4985 Gross-up Payment, plus the amount necessary to put Executive in the same net after-tax position (taking into account any and all applicable federal, state, local and foreign income, employment, excise and other taxes (including the 4985 Excise Tax and any income and employment taxes imposed on the 4985 Gross-up Payment pursuant to Section 4985(f)(2) or any other provision of the law)) that Executive would have been in if Executive had not incurred any additional 4985 Excise Tax, 4985 Gross-up Payment or Additional Third Party Costs.
This Letter Agreement is unconditional, irrevocable and not subject to offset for any reason. The Company shall take no action that would impair or adversely affect Executive’s ability to receive the full and immediate benefits of this Letter Agreement, as necessary. The Company submits to the exclusive jurisdiction of the state and federal courts sitting in the Northern District of California in the county of San Francisco or Santa Clara for any matter related to, arising under or in connection with this Letter Agreement.
This Letter Agreement does not affect any other terms of, or in any way waive any other rights that Executive may have under, any other agreements between Executive and the Company or the compensation and benefit plans of the Company or any of its affiliates in which Executive currently participates.

[Signature page follows]
The undersigned has executed this Letter Agreement as of the date first set forth above.

ATMEL CORPORATION

By:______________________________
Name:
Title:

EXECUTIVE

______________________________